Exhibit 3.5
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NuOASIS GAMING, INC.

         [TO CHANGE THE NAME OF THE CORPORATION TO GROUP V CORPORATION]


        By unanimous resolution of the board of directors and by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote, NuOasis Gaming, Inc. hereby amends its Certificate of Incorporation as follows:

        RESOLVED, that the Certificate of Incorporation is amended by striking Article First of such Certificate of Incorporation and by inserting and substituting the following so that Article First shall read:

                  FIRST: The name of the Corporation is Group V Corporation.

        This amendment has been adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        The undersigned, being the President, hereby certifies, under penalties of perjury, that the foregoing resolution is a valid resolution duly adopted by the board of directors and by the affirmative vote of the holders of a majority of the voting power of the stockholders entitled to vote thereon at the Annual Meeting of Stockholders held May 5, 1997.

Dated: May 20, 1997

                                             /s/ Joseph Monterosso
                                             ---------------------
                                            Joseph Monterosso, President



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